Exhibit 10.24

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential.

[***] indicates that information has been omitted.

ASSIGNMENT AND LICENSE AGREEMENT BETWEEN

BAYER COMPANY AND GREENLIGHT BIOTECHNOLOGY, INC.

This Agreement (“Agreement”) is made and entered into to be effective as of the Effective Date by and between Bayer CropScience LLP, having its principal business offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, and GreenLight Biosciences, Inc. having its principal business offices at 200 Boston Ave. Suite 1000, Medford, MA 02155 (“GreenLight”). Bayer CropScience LLP and GreenLight Biosciences, Inc. may be referred to herein individually as a “Party”, or collectively as the “Parties”.

BACKGROUND

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, in addition to terms defined elsewhere herein, the following words and phrases will have the following meanings:

1.1 “Affiliate” means any person, partnership, corporation, association, or other entity that, during the Term of this Agreement, directly or indirectly Controls, is Controlled by, or is under common Control with, a particular Party, for so long as such Control is effective.

1.2 “Bayer” means Bayer CropScience LLP and its Affiliates.

1.3 “Bee Health Know-how” means information directed or related to the use of [***] to control [***], wherein said information is/will be provided to Greenlight as follows:

(a) in the documents as provided in a secure electronic data room and identified in Appendix A hereto, including:

(i) specifications, designs, materials sourcing information, and material safety data sheets (MSDS) relevant to the pouches for delivering product comprising such [***] in or to [***], wherein said pouches are to be provided to GreenLight pursuant to Section 2.1.4;

(ii) a detailed description of end-stage [***] methods, purity of the active ingredient, and justifications for selected [***] values, and copies of or citations for any references relied upon by Bayer;

(iii) information regarding bee health product formulation(s), including composition constituents and concentrations thereof;

(iv) information regarding the experimental designs high- and low-dose studies;

(v) correspondence with regulatory authorities;

(b) the identity and contact information of participants in Bayer’s bee health field trials that have expressed willingness to be contacted by GreenLight to possibly participate in GreenLight’s bee health field trials provided according to Section 2.1.3.4;

(c) information provided by Bayer according to Section 2.1.3.2 and Section 2.1.3.3;

(d) specifications and designs relevant to packaging equipment for filling and processing said pouches, provided the Parties reach an agreement for the purchase of said packaging equipment, which the Parties agree to negotiate in good faith within four (4) months of the Closing Date;

(e) the 90-day docket report regarding the Bee Health Patents, copies of all outstanding Office actions for the Bee Health Patents, and reasonable access to printable versions of the Bee Health Patents as provided by Bayer according to Section 7.1; wherein any information disclosed verbally by Bayer employees shall be memorialized in writing, with reasonable specificity, by GreenLight and copies of the same shall be provided by GreenLight to Bayer no later than one month after the end of the Reasonable Access period.

1.4 “Bee Health License” means all of Bayer’s rights in and to a license agreement between Bayer and Yissum Research and Development Company of the Hebrew University of Jerusalem LTD (hereinafter “Yissum”), a copy of which has been viewable by GreenLight in a secured electronic data room and will be downloadable by the Closing Date.

1.5 “Bee Health Patents” means the patents and patent applications identified as belonging to Bayer’s patent families 58862, 58864, 58865, 60216, 60220, 61478, and 62697, and more specifically identified in Appendix B hereto, and any continuations, continuation-in-part, divisionals, reexaminations, or reissues thereof, and any foreign counterparts of the same or related PCT applications.

1.6 “Closing Date” shall be December 10, 2020.

1.7 “Confidential Information” of a disclosing Party means (i) the existence, terms, and conditions of this Agreement; (ii) any information or material in tangible form, disclosed by the disclosing Party that is marked as “Confidential” at the time it is delivered to the receiving Party; and (iii) information or material disclosed orally by the disclosing Party that is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing (or by facsimile or email) within thirty (30) days by the disclosing Party; and (iv) all information disclosed by the disclosing Party prior to the Effective Date, including non-executed drafts prepared during the negotiation of this Agreement and the terms set forth therein; provided, however, that the above information will not be deemed Confidential Information, to the extent the receiving Party can establish by a preponderance of the evidence that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality owed to the disclosing Party, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure hereunder to the receiving Party;

(c) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was independently developed by the receiving Party without use of or reference to any Confidential Information disclosed by the disclosing Party; or

(e) was subsequently disclosed to the receiving Party by a person other than the disclosing Party, wherein said person was not under any legal obligation with the disclosing Party to refrain from disclosing such information to Third Parties at the time of the disclosure;

(f) is expressly approved for release to the public by written authorization of the disclosing Party; or

(g) is required to be disclosed by the receiving Party pursuant to a court order or as otherwise required by law. Confidential Information that is specific in nature, which is disclosed by either Party will not be deemed within any exceptions set forth in (a)-(g), above, merely because it is embraced by more general information to which one or more of those exceptions may apply. Further, any combination of features shall not be deemed to be within any exceptions set forth in (a)-(g), above, merely because individual features are in the public domain or in the possession of the receiving Party.

1.8 “Control” or “Controlled” means:

(a) as to Confidential Information or Intellectual Property that is licensed, the possession of the ability to grant licenses or sublicenses (including, where applicable, as provided for herein) without violating the terms of any agreement or other arrangement with any Third Party;

(b) as to obtaining, maintaining, enforcing and/or defending Intellectual Property, including the prosecution of patent applications, the maintenance of patent rights, and the enforcement and/or defense of patent rights, both inside and outside the United States, the authority to select legal counsel, solicit other expert advice and assistance, and to make decisions pertaining to the conduct of patent prosecution, interferences, patent oppositions, patent

(c) issuance, maintenance, reissue, reexamination, patent enforcement or defense, as applicable; and

(d) as to an entity, (i) ownership of fifty percent (50%) or more in the aggregate of the voting power of all outstanding equity interest entitled to vote at a general election of directors of such entity, (ii) ownership of fifty percent (50%) or more of the equity interests in such entity, or (iii) ownership of fifty percent (50%) or more of the assets of such entity.

1.9 “Delivery Patents” means patents and patent applications identified as belonging to Bayer’s patent [***], and more specifically identified in Appendix C hereto, and any continuations, continuation-in-part, divisionals, reexaminations, or reissues thereof, and any foreign counterparts of the same or related PCT applications.

1.10 “Effective Date” shall be the date of the latest signature executing this Agreement.

1.11 “Field” means the external application to a plant, a seed, or an arthropod plant pest of a [***] that causes induction of [***] without genetic engineering of such targeted plant, seed, or arthropod plant pest. For the avoidance of doubt, the Field excludes, for example:

(a) all human and animal (other than arthropods) therapeutic, prophylactic, and diagnostic applications;

(b) modification of any cells, tissues, or organisms for the purpose of manufacturing heterologous proteins, peptides, or viruses for any purpose, including producing therapeutic products; and

(c) genetic engineering of a plant, plant cell, or plant tissue to produce a polynucleotide active agent that causes induction of RNA-dependent gene silencing.

1.12 “GreenLight” means GreenLight BioSciences, Inc. and each of its Affiliates.

1.13 [***]

1.14 “Insect Control Know-how” means the information in the documents identified in Appendix D hereto, including information regarding the control of [***].

1.15 “Insect Control Patents” means the patents and patent applications identified as belonging to Bayer’s patent families [***], and more specifically identified in Appendix E hereto, and any continuations, continuation-in-part, divisionals, reexaminations, or reissues thereof, and any foreign counterparts of the same or related PCT applications.

1.16 “Intellectual Property” or “IP” means generally any and all right, title, and interest in, arising from, or relating to inventions, discoveries, data, know-how, works of authorship and information, including copyrights, patents and patent applications, any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being.

1.17 “Official” means any appointed, elected, or honorary official or any career employee of the government of a foreign country, or of a public international organization, or any political party, party official, or candidate in any foreign country. For purposes of this Agreement, the “government” includes any agency, department, embassy, or other governmental entity of any foreign country, and any company or other entity owned or controlled by any of the foregoing. A person does not cease to be an Official by purporting to act in a private capacity or by the fact that he or she serves without compensation.

1.18 “Reasonable Access” means the access period(s) beginning on the Closing Date, duration(s), topic(s), and manner(s) of communication set forth for each person identified in Appendix F.

1.19 “Term” has the meaning set forth in Section 11.

1.20 “Third Party” mean a person, partnership, corporation, association, or other entity other than Bayer and GreenLight and their respective Affiliates.

1.21 “USD” means United States of America Dollars.

2.	PURCHASE, ASSIGNMENT, AND LICENSES.

2.1.1 Purchase and Assignment of Bee Health Patents. GreenLight agrees to purchase and Bayer agrees to sell, transfer, and assign its entire right, title, and interest in and to the Bee Health Patents to GreenLight on the Closing Date for the consideration in Section 5 and GreenLight agrees to accept said assignment.

2.1.1.1 Recordation document. Bayer and GreenLight will execute an assignment document identifying the Bee Health Patents no later than the Closing Date, wherein said assignment document is intended to be suitable for recordation with each of the applicable patent offices. If such assignment document is not suitable for recordation Bayer agrees to cooperate with GreenLight to cure any deficiencies in such assignment document necessary for recordation with the applicable patent offices.

2.1.2 Assignment of Bee Health License. Bayer hereby assigns and agrees to assign its entire right, title, and interest in and to the Bee Health License, and GreenLight hereby accepts said assignment and agrees to the terms and conditions of the Bee Health License.

2.1.2.1 Yissum’s consent. Bayer shall work to provide to GreenLight a copy of Yissum’s consent to the assignment of Bayer’s interest in and to the Bee Health License no later than the Closing Date. If such consent is not obtained by the Closing Date, Bayer shall continue to work secure the consent after the Closing Date.

2.1.2.2 GreenLight’s acknowledgement. If requested by Bayer or Yissum, GreenLight will acknowledge in writing that it agrees to the terms and conditions of the Bee Health License no later than the Closing Date.

2.1.3 License of Bee Health Know-how. Bayer hereby grants to GreenLight, and GreenLight accepts, sublicensable, worldwide, royalty-free license under the Bee Health Know-how to conduct research, develop, make, use, offer for sale, sell, import, or export methods and products directed to the [***], wherein said license shall be co-exclusive with Bayer only from the Closing Date until the tenth (10th) anniversary of the Effective Date and non-exclusive thereafter for all purposes.

2.1.3.1 Access to Bee Health Know-how documents. Bayer shall provide to GreenLight copies of, or downloadable access to, the Bee Health Know-how documents no later than the Closing Date.

2.1.3.2 Access to Bee Health Know-how via Bayer employees. Bayer shall provide GreenLight Reasonable Access to Bayer’s employees set forth in Appendix F to disclose Bee Health Know-how to GreenLight.

2.1.3.3 Access to Bee Health Know-how via former Bayer employee. [***] will be a former Bayer employee as of January 1, 2021, and Bayer shall release him from his obligation of confidentiality to Bayer solely to disclose Bee Health Know-how to GreenLight.

2.1.3.4 Access to field trial participants. Bayer will contact the participants in its bee health field trials and determine which of said participants are willing to be contacted by GreenLight to participate in its bee health field trials. As indicated in Section 1.3(b), Bayer will disclose the identity and contact information of such willing participants to GreenLight no later than thirty (30) days after the Closing Date.

2.1.4 Access to pouches. Bayer shall provide to GreenLight approximately [***] pouches believed to be suitable for delivering product comprising [***] within one month after the Closing Date.

2.1.5 No other licenses. This Agreement does not grant, expressly or impliedly, GreenLight any rights in, to, or under the Bee Health Know-how, except those expressly recited in Section 2.1.3 and Section 2.1.4.

2.1.6 License to Insect Control Patents. Subject to Bayer’s reserved rights set forth in Section 2.2.3, Bayer hereby grants to GreenLight, and GreenLight accepts, an exclusive, sublicensable, worldwide, royalty-free license under the Insect Control Patents to conduct research, develop, make, use, offer for sale, sell, import, or export methods and products in the Field from the Closing Date until the expiration of the last to expire of the Insect Control Patents.

2.1.7 License to Insect Control Know-how. Bayer hereby grants to GreenLight, and GreenLight accepts, a sublicensable, non-exclusive, worldwide, royalty-free license under the Insect Control Know-how to make, use, offer for sale, sell, import, or export methods and products in the Field.

2.1.7.1 Access to Insect Control Know-how documents. Bayer shall provide to GreenLight copies of, or downloadable access to, the Insect Control Know-how documents no later than the Closing Date.

2.1.8 Reservation of research rights in the Field. Bayer hereby reserves non-sublicensable, worldwide, non-exclusive rights under the Insect Control Patents to make, use, import, and export, but not sell or offer for sale, methods and products in the Field.

2.1.9 No other licenses. This Agreement does not grant, expressly or impliedly, GreenLight any rights in, to, or under the Insect Control Patents or the Insect Control Know-how, except those expressly recited in Section 2.2.1 and Section 2.2.2. For example, in addition to Section 2.2.3, Bayer retains exclusive rights in, to, and under the Insect Control Patents and Insect Control Know-how for use outside the Field, including, for example, [***] that may be covered by one or more claims of the Insect Control Patents.

2.1.10 License to Delivery Patents. Bayer hereby grants to GreenLight, and GreenLight accepts, a non-exclusive, non-sublicensable, worldwide, royalty-free license under the Delivery Patents to make, use, offer for sale, sell, import, or export methods and products:

(a) for the topical application to [***] and/or

(b) in the Field.

2.1.11 No other licenses. This Agreement does not grant, expressly or impliedly, GreenLight any rights in, to, or under the Delivery Patents, except those expressly recited in Section 2.3.1.

3.	EXCLUSIVITY AND COMPETITIVE ACTIVITIES.

3.1 Limited disclosure of certain Bee Health Know-how. Bayer will take commercially reasonable efforts to refrain from disclosing Bee Health Know-how to GreenLight Competitors during the period beginning with the Effective Date and ending on the tenth (10th) anniversary of the Effective Date, unless required by law, regulation, or order.

3.2 Status regarding Bayer’s development of certain insect control products. [***].

3.3 Bayer’s commercialization of [***]. [***].

3.4 Bayer’s commercialization of Bee Health products. To the extent allowable under applicable antitrust law, which shall be determined in Bayer’s sole discretion, Bayer will refrain from selling or offering for sale a method or product directed to the [***] during the period beginning with the Effective Date and ending on the tenth (10th) anniversary of the Effective Date.

4.	DILIGENCE.

4.1 GreenLight’s commercialization of Bee Health products. GreenLight will use commercially reasonable efforts to develop and sell a method or product directed to the [***]. GreenLight shall disclose an executive summary of such efforts with projected completion dates for the milestones set forth in Sections 5.2 and 5.3 in annual reports due on June 30th of each year until payment of the First Sale Milestone Fee as set forth in Section 5.3

5.	FINANCIAL TERMS.

5.1 Initial Fee. In exchange for the assignments and licenses set forth in Section 2, and in addition to other consideration set forth herein, GreenLight shall pay to Bayer a fee of [***] USD ([***]USD) on the Closing Date (the “Initial Fee”).

5.2 EPA Registration Milestone Fee. In exchange for the assignments and licenses set forth in Section 2, and in addition to other consideration set forth herein, GreenLight shall pay to Bayer a fee of [***] USD ($[***]USD) no later than one month after receiving the first U.S. EPA registration for the [***] (the “EPA Registration Milestone Fee”). Within one week after receiving said first U.S. EPA registration, GreenLight shall notify Bayer of the same.

5.3 First Sale Milestone Fee. In exchange for the assignments and licenses set forth in Section 2, and in addition to other consideration set forth herein, GreenLight shall pay to Bayer a fee of [***] USD ([***]USD) no later than one month after the first U.S. sale of a [***] (the “First Sale Milestone Fee”). Within one week after said first U.S. sale of a [***], GreenLight shall notify Bayer of the same.

6.	PAYMENTS.

6.1 Payment Method. All payments due under this Agreement will be made by bank wire transfer in immediately available funds or by Electronic Funds Transfer (EFT) in funds available in 5-7 business days to the following bank account:

[***]

All payments hereunder will be made in USD. If the due date of any payment is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.

6.2 Tax Matters. All payments required pursuant to this Agreement will be paid net of any deduction therefrom for withholding for or on account of any tax, fee, levy, assessment or other governmental charge imposed upon such payments by any jurisdiction. The withholding Party will provide the other Party with a certificate evidencing payment of any such withholding taxes pursuant to this Section 6.2.

6.3 Interest. All payment required pursuant to this Agreement will, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate quoted in the Money Rates section of The Wall Street Journal, Eastern Edition for the date on which payment was due, calculated daily on the basis of a 365-day year; provided, however, that in no event will such rate exceed the maximum legal annual interest rate.

7.	INTELLECTUAL PROPERTY.

7.1 Responsibility for patents and associated costs and expenses. Beginning on the Closing Date, GreenLight shall be responsible for all decisions regarding, and costs and expenses associated with prosecuting, maintaining, defending, and enforcing the Bee Health Patents. As such, GreenLight shall reimburse Bayer for any such costs and expenses incurred with respect thereof that may be invoiced to Bayer until such time as GreenLight is established as the owner or applicant with the relevant foreign and domestic patent attorneys and agents and patent offices. Before the Closing Date, Bayer shall provide GreenLight a docket report for the Bee Health Patents that, among other things, identifies all action items until 90 days after the Closing Date. Additionally, Bayer shall provide GreenLight copies of all outstanding Office actions for the Bee Health Patents having a response deadline during said 90-day period. Also, Bayer will provide GreenLight reasonable access to printable versions of the Bee Health Patents. Further, promptly after the Closing Date, Bayer will notify all legal counsel responsible for prosecuting and maintaining the Bee Health Patents of the transfer of Bayer’s entire interest in the Bee Health Patents to GreenLight and will identify GreenLight’s contact information as designated by GreenLight and said legal counsel of Bayer will provide the prosecution history files of the Bee Health Patents to GreenLight or the legal counsel designated by GreenLight.

This Agreement does not alter Bayer’s responsibility for all decisions regarding, and costs and expenses associated with prosecuting, maintaining, defending, and enforcing the Insect Control Patents and the Delivery Patents.

7.2 Abandonment of licensed patents. If Bayer elects to stop prosecuting or maintaining any Insect Control Patents before issuance or expiration, respectively, Bayer will give GreenLight notice thereof at least sixty (60) days prior to allowing such patents or patent applications to lapse or become abandoned; except in situations in which the patent office procedure provides for a shorter deadline or communications to Bayer from its outside legal counsel and results in less than sixty (60) days notice, in which case Bayer will give GreenLight reasonable notice before lapse or abandonment. If requested by GreenLight, Bayer will assign the same to GreenLight subject to GreenLight granting Bayer a non-exclusive, non-sublicensable, royalty/payment-free license under such patent/application and any subsequently filed patent/application claiming priority thereto until such application(s) or patent(s) are abandoned, lapsed, or expired. Upon such an assignment, GreenLight shall be responsible for all decisions regarding, and costs and expenses associated with prosecuting, maintaining, defending, and enforcing such application(s) and patent(s).

8.	CONFIDENTIALITY.

8.1 Confidential Information. Except as expressly provided in this Agreement, the Parties agree that, for the Term of this Agreement plus five (5) years or a period of ten (10) years after the initial disclosure, whichever is earlier, the receiving Party will keep completely confidential and will not publish or otherwise disclose and will not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement. Without limiting any provision of this Agreement, each of the Parties hereto will be responsible for the observance by its employees of the confidentiality obligations set forth in this Section 8 and this Agreement, generally. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it will promptly notify the other Party of such unauthorized use or disclosure.

Notwithstanding any provision in this Agreement to the contrary, even upon expiration of the above-described period of confidentiality, although GreenLight may disclose Confidential Information contained in documents provided hereunder by Bayer, GreenLight shall use its best efforts to refrain from providing copies (physical or electronic) of said documents or excerpts therefrom attributed to Bayer.

8.2 Permitted Disclosures. Except as otherwise limited by this Agreement, each Party hereto may disclose the other Party’s Confidential Information only in the following circumstances:

(a) A Party may disclose Confidential Information of the other Party, or to its advisors, collaborators, financial investors or acquirers, including prospective financial investors, acquirers or Affiliates, and the agents or advisors of the foregoing and other similarly situated Third Parties, on a need to know basis, if such permitted recipients agree to be bound by the terms of this Section 8 or have a fiduciary duty of confidentiality;

(b) A Party may disclose, to the extent such disclosure is reasonably necessary, Confidential Information of the other Party in connection with:

(i) filing or prosecuting patent applications (provided that neither Party will file any patent application claiming any invention conceived by the other Party except as expressly authorized by this Agreement), prosecuting or defending litigation; and/or

(ii) complying with applicable governmental laws and regulations or judicial order, or otherwise submitting information to taxing or other governmental authorities; provided that in case (i) and/or (ii) if a Party is required to make any such disclosure of another Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and save in the case of patent applications will cooperate with the original disclosing Party in any effort by the original disclosing Party to secure a protective order or other remedy affording confidential treatment of such Confidential Information and/or waive compliance with confidentiality provisions of this Agreement;

(c) A Party may disclose, to the extent such disclosure is reasonably necessary, the existence of this Agreement to the United States Securities and Exchange Commission or any securities exchange or other securities trading institution (if a copy of this Agreement has to be submitted, the Parties will agree upon an appropriately redacted version of this Agreement for submission); and

(d) A Party may disclose Confidential Information of the other Party in a public disclosure that is mutually agreed upon by the Parties in accordance with Section 8.3.

In the event that a protective order or other remedy is not obtained, or that the disclosing Party waives compliance with the provisions hereof, the receiving Party so requested or compelled agrees to furnish only that portion of the disclosing Party’s Confidential Information that it is advised by counsel is legally required to be disclosed and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

8.3 Press Release or Public Disclosure. The Parties will agree upon a press release or equivalent public disclosure to announce the execution of this Agreement no later than February 15, 2021, together with a corresponding Q&A outline for use in responding to inquiries about this Agreement and/or the Parties’ relationship; thereafter, GreenLight and Bayer may each disclose to Third Parties the information contained in such press release or public disclosure and Q&A outline without the need for further approval by the other.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS.

9.1 Representations and warranties of GreenLight. GreenLight represents and warrants to Bayer that the statements contained in this Section 9.1 are correct and complete as of the Effective Date.

9.1.1 Organization. GreenLight is a duly organized and validly existing corporation in good standing under the laws of the state of Delaware and has the power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted.

9.1.2 Authorization. There is no provision in GreenLight’s articles of organization or in its operating agreement which prohibits or limits the ability of GreenLight to consummate the transactions contemplated hereby. GreenLight has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated all of the transactions contemplated hereby and to fulfill or cause to be fulfilled all of the obligations of GreenLight hereunder. The execution and delivery of this Agreement by GreenLight and the due consummation by GreenLight of the transactions contemplated hereby have been duly authorized by all necessary action of the Board of Directors of GreenLight. This Agreement constitutes a legal, valid and binding agreement of GreenLight enforceable against GreenLight in accordance with its terms.

9.1.3 Consents and approvals. No consent or approval from any Third Party is required to be made or obtained by GreenLight in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

9.1.4 No conflict or violation. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which GreenLight is a party.

9.2 Representations and warranties of Bayer. Bayer represents and warrants to GreenLight that the statements contained in this Section 9.2 are correct and complete as of the Effective Date.

9.2.1 Organization. Bayer is a duly organized and validly existing corporation in good standing under the laws of the state of Delaware and has the power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted.

9.2.2 Authorization. There is no provision in Bayer’s articles or certificate of incorporation or in its bylaws which prohibits or limits Bayer’s ability to consummate the transactions hereby. Bayer has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated all of the transactions contemplated hereby and to fulfill or cause to be fulfilled all of the obligations of Bayer hereunder. The execution and delivery of this Agreement by Bayer and the due consummation by Bayer of the transactions contemplated hereby have been duly authorized by all necessary action of the board of directors of Bayer. This Agreement constitutes a legal, valid and binding agreement of Bayer enforceable against Bayer in accordance with its terms.

9.2.3 Consents and approvals. Other than as disclosed herein, no consent or approval from any Third Party is required to be made or obtained by Bayer in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby and thereby.

9.2.4 No conflict or violation. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby or thereby will result in a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which Bayer is a party.

9.2.5 No adverse effect on the assigned or licensed assets. Bayer represents that to its knowledge the assignment and licenses granted to GreenLight pursuant to this Agreement will not have a materially adverse effect on any of the Bee Health Patents, Bee Health Know-how, Insect Control Patents, Insect Control Know-how, or Delivery Patents.

9.2.6 No pre-existing grants to the assigned or exclusively licensed assets. Bayer represents that it has not granted a Third Party any rights in and to the Bee Health Patents, Bee Health Know-how, or the Insect Control Patents that are in contravention of, or in conflict with, the rights granted in the same to GreenLight pursuant to this Agreement.

9.2.7 Ownership of Bee Health Patents. Until completion of the closing on the Closing Date, Bayer possesses either a partial ownership interest in and to, or the entire right, title, and interest in and to the Bee Health Patents and its interests therein (partial or entire) are free and clear of any security interest, license, or other restrictions.

9.2.8 No known violations of the duty of candor to the USPTO regarding Bee Health Patents. As of the Effective Date, Bayer’s IP counsel responsible for managing the Bee Health Patents does not have actual knowledge of:

(a) any public use, sale, sale, printed publication, or other non-confidential disclosure by Bayer of any invention claimed in a U.S. Bee Health Patent having Docket Number 60216 US 0001 or 60216 US 00002 prior to the effective filing date of said U.S. Bee Health Patent; nor

(b) any violation of the duty to disclose information material to patentability set forth in 37 C.F.R. § 1.56 by Bayer for (i) any U.S. Bee Health Patent having Docket Number 60216 US 0001, 60216 US 0002, 60216 US 0003, 60220 US 0002, or 61478 US 0001 and (ii) any U.S. Bee Health Patent having Docket Number 58862 US 0001, 58862 US 0002, 58862 US 0003, 58864 US 0001, 58864 US 0002, 58864 US 0003 58865 US 0001, or 58865 US 0002 as of the date of Bayer’s acquisition of said U.S. Bee Health Patent.

9.2.9 No known actions alleging invalidity of Bee Health Patents. Bayer has no actual knowledge of an action, suit, or proceeding before any court, quasi-judicial or administrate agency of the U.S. or a foreign jurisdiction that could result in a decision, judgment, order, or ruling that a Bee Health Patent is invalid.

9.3 Compliance with laws.

9.3.1 General representations. Each Party represents and warrants that it will take no action in relation to this Agreement that would be in violation of, or would subject the other Party to any liability or penalty under, the applicable laws and regulations of any foreign country and the United States of America.

9.3.2 9.3.2. Representations regarding Officials. Each Party represents and warrants as of the Effective Date that none of its officers, directors, or employees who are currently expected to work on or communicate about the matters covered by this contract is an Official and that no Official is directly or indirectly a principal owner or investor in the Party and that no Official has any substantial financial interest in the contractual relationship established by this Agreement and that the Party will not interact with any Officials on behalf of the other Party in any activities contemplated by this Agreement.

9.3.3 No improper payments. Each Party represents and warrants that no payments of money or anything of value will be offered, promised or paid, directly or indirectly, to any Officials to influence the acts of such Officials to induce them to use their influence with a government or an instrumentality thereof, or to obtain an improper advantage in connection with any business venture or contract in which the other Party is a participant.

9.4 Disclaimer of warranties. Except as expressly provided in Sections 3.2, 9.1, 9.2, and 9.3, GreenLight and Bayer each expressly disclaim any warranties, including any implied warranties of merchantability, patentability, non-infringement, fitness for a particular purpose, or any warranty that any patent assigned or licensed hereunder will be valid or enforceable. Each Party acknowledges that it is not relying on any warranties other than those set forth in Sections 3.2, 9.1, 9.2, and 9.3.

10.	LIMITATIONS OF LIABILITY AND INDEMNIFICATION.

10.1 Notice; Defense. In the event that Bayer receives notice of any Third Party claim, action or proceeding for which Bayer (the “Indemnitee”) claims indemnity hereunder, the Indemnitee will promptly notify GreenLight (the “Indemnitor”) of such matter. The Indemnitor will then promptly assume responsibility for and will have full control of such matter, including settlement negotiations and any legal proceedings, and the Indemnitee will fully cooperate at the Indemnitor’s expense in the Indemnitor’s handling and defense thereof. The Indemnitee may participate, at its own expense, in the defense of such claim or litigation provided that the Indemnitor will direct and control the defense of such claim or litigation. The Indemnitor will not, in the defense of such claim or litigation resulting therefrom, consent to entry of any judgment except with the written consent of the Indemnitee, which will not be unreasonably withheld, or enter into any settlement except with the written consent of the Indemnitee, which will not be unreasonably withheld, which: (i) does not include as an unconditional term thereof the giving by the plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation; or (ii) contains any admission of liability.

10.2 Limitation of GreenLight’s liability. SUBJECT TO AND WITHOUT MITIGATION OF GREENLIGHT’S OBLIGATIONS OF INDEMNIFICATION UNDER SECTION 10.3, EXCEPT IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, GREENLIGHT, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND AFFILIATES WILL NOT BE LIABLE TO BAYER FOR INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOST OR DIMINISHED PRODUCTION, BUSINESS INTERRUPTION OR CLAIMS OF CUSTOMERS OR OTHER THIRD PARTIES, WHETHER OR NOT GREENLIGHT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE.

10.3 Indemnification. GreenLight will defend, indemnify and hold harmless Bayer, including its Affiliates, and its and their directors, officers, employees, agents and representatives from and against any damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees, court costs and other costs) arising from fines, civil penalties, personal injury to, or damage to the property of Third Parties (including for purposes of this Section 10.3 the employees of the Parties) to the extent such damages, liabilities, losses, costs and expenses are directly caused by GreenLight’s (a) recklessness, willful misconduct, violation of law, or breach of any representations or warranties in this Agreement, or (b) activities conducted using, or resulting from, or covered by the know-how and patents assigned or licensed under this Agreement.

10.3.1 Notice; Defense. In the event that Bayer receives notice of any Third Party claim, action or proceeding for which Bayer (the “Indemnitee”) claims indemnity hereunder, the Indemnitee will promptly notify GreenLight (the “Indemnitor”) of such matter. The Indemnitor will then promptly assume responsibility for and will have full control of such matter, including settlement negotiations and any legal proceedings, and the Indemnitee will fully cooperate at the Indemnitor’s expense in the Indemnitor’s handling and defense thereof. The Indemnitee may participate, at its own expense, in the defense of such claim or litigation provided that the Indemnitor will direct and control the defense of such claim or litigation. The Indemnitor will not, in the defense of such claim or litigation resulting therefrom, consent to entry of any judgment except with the written consent of the Indemnitee, which will not be unreasonably withheld, or enter into any settlement except with the written consent of the Indemnitee, which will not be unreasonably withheld, which: (i) does not include as an unconditional term thereof the giving by the plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation; or (ii) contains any admission of liability.

11.	TERM AND TERMINATION.

11.1 Term. The term of this Agreement will commence on the Effective Date and will continue until the expiration of the last to expire of all patents and patent applications owned or Controlled by a Party that are licensed hereunder to the other Party unless terminated early pursuant to the remaining subsections of Section 11 or any other relevant provisions set forth in this Agreement (the “Term”). Without limiting the foregoing, the Term will survive the non-renewal or termination of any particular license hereunder, subject to the terms of this Agreement. Additionally, the Parties agree that to the extent any of the licenses granted under this Agreement are to an invention, data, know-how, and/or work of authorship that is Confidential Information at the end of the Term of this Agreement (unless terminated early pursuant to the remaining subsections of Section 11 or any other relevant provisions set forth in this Agreement), said licenses will continue, without royalty or any other obligations under this Agreement, save the confidentiality provisions under Section 8, until such time as the same are no longer are subject to the confidentiality provisions due to the passage of time pursuant to Section 8.1.

Additionally, notwithstanding any provision of this Agreement to the contrary, neither expiration or termination of this Agreement by Bayer releases GreenLight from its obligations to pay the EPA Registration Milestone Fee and the First Sale Milestone Fee under Sections 5.2 and 5.3, respectively.

11.2 Termination “For Cause”. Either Party may, upon written notice to the other Party, terminate this Agreement if the other Party has materially breached this Agreement and failed to cure such material breach within sixty (60) days after receiving written notice thereof from the Party seeking to terminate. A termination under this Section 11.2 will be effective only if the Party seeking to terminate provides notice of breach, such breach is not cured within sixty (60) days, and such Party then provides written notice of termination upon expiration of such cure period.

11.3 Termination of Licenses for Patent Challenge. In the event that GreenLight directly or indirectly:

(a) issues a press release, public announcement, news release alleging invalidity or unenforceability of any claim of the Insect Control Patents or Delivery Patents; or

(b) asserts a claim or counterclaim in the courts seeking to invalidate or render unenforceable any claim of the Insect Control Patents or Delivery Patents; or

(c) assists another Third Party with either or both (a) or (b); wherein each of (a), (b), or (c) is a “Challenge Event” and each of GreenLight and its Affiliates is a “Challenger”, then Challenger shall provide reasonable written notice but in no event less than sixty (60) days written notice to Bayer prior to initiating such a Challenge Event, along with a copy of any prior art, if known, that forms the basis for the Challenge Event.

Upon the occurrence of a Challenge Event, Bayer shall have the right, but not the obligation, to immediately terminate GreenLight’s licenses to the Insect Control Patents and the Delivery Patents.

To be clear, a dispute involving determinations of claim scope or construction does not constitute challenging or denying the validity or enforceability of any of the Insect Control Patents or the Delivery Patents is not a Challenge Event unless a Challenger actually contests the validity, enforceability, and/or requests reexamination of or opposes a patent or contests the allowance or issuance of a patent application licensed. Also, challenging or denying the validity or enforceability of any of the Insect Control Patents or Delivery Patents does not include provoking or participating in an interference proceeding.

11.3.1 Forum of a Challenge Event. GreenLight agrees on behalf of itself and every other Challenger that it/they shall bring or assist in bringing a Challenge Event seeking to invalidate or render unenforceable any claim of the U.S. Insect Control Patents and the Delivery Patents only in the U.S. District Court for the Eastern District of Missouri, and not to contest personal jurisdiction in that forum. If this foregoing forum selection clause is determined by the court to not prohibit a Challenger from bringing or assisting in bringing a Challenge Event before an applicable governmental agency (e.g., the United States Patent Trial and Appeal Board), then category (b) of the Challenge Event also includes asserting invalidity or unenforceability of any claim of the U.S. Insect Control Patents and the Delivery Patents before an applicable governmental agency.

11.3.2 Compensation. Moreover, should the outcome of any such action or proceeding be unsuccessful, the Challenger(s) shall pay Bayer’s costs, expenses, and reasonable attorneys’ fees incurred in such action. An action or proceeding shall be deemed “unsuccessful” for purposes of this Section 11.3 if:

(i) the proceeding or lawsuit is terminated for any reason prior to a settlement or judgment from which no appeal can be or is taken;

(ii) one or more of the claims within the patents challenged by said proceeding or lawsuit remain valid and enforceable after any such settlement or judgment is in effect; or

(iii) if one or more Challengers would still require a license to any of the Insect Control Patents or Delivery Patents to make, have made, offer sale, sell, or use any of its products after any such settlement or judgment is in effect.

11.4 Effects of Agreement Termination. Upon termination of this Agreement by Bayer, all licenses granted to GreenLight will terminate, and GreenLight will promptly: (a) cease any all uses of Bee Health Know-how, and Insect Control Know-how (some or all of which may be Bayer Confidential Information and subject certain provisions of this Agreement, including Section 11.6); and (b) cease all activities that would be an infringement of a patent licensed hereunder.

11.5 Accrued Obligations. Termination of this Agreement for any reason will not release any Party from any obligations that, at the time of such termination, has already accrued to the other Party or any obligations that, by their nature, will continue, including those set forth in this Section 11 and Sections 5, 6, 8, 9, 10, and 12.

11.6 Return or Destruction of Confidential Information. Upon any termination of this Agreement, each Party will return to the other Party or destroy all Confidential Information of the other Party then in its possession or control, except to the extent such Confidential Information of the other Party is reasonably necessary to such Party’s exercise of its surviving rights under this Agreement. Notwithstanding the foregoing, the receiving Party shall not be obligated to delete electronic copies of Confidential Information stored in archival back-ups created in the ordinary course of business so long as the archival back-ups are maintained in confidence and are not readily accessible to users. Each Party will continue to be bound by the terms of this Agreement with respect to any and all Confidential Information of the other Party that is not returned to the other Party or destroyed.

12.	MISCELLANEOUS.

12.1 Construction and interpretation. All terms defined in the singular form will include the plural and vice versa. Unless otherwise stated, all sections referred to herein are sections of this Agreement. Each of the exhibits, schedules and appendices referred to in this Agreement and attached hereto, and all attachments and amendments thereto, are and will be incorporated herein and made a part hereof. But in the event any such exhibits, schedules, or appendices, or portions thereof are contrary to the terms and conditions of this Agreement, the terms and conditions of this Agreement will prevail. The headings of the articles and sections in this Agreement are inserted for convenience only and are not intended to interpret, define or limit the scope or content hereof or any provision hereof. The word “including” will not be construed as limiting the immediately preceding general term or statement.

12.2 Choice of law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, U.S.A. (unless the Parties agree in writing otherwise) without giving effect to the choice of law provisions thereof which will be disregarded in their entirety; provided that all questions concerning the construction or effect of patent applications and patents will be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

12.3 Severability. If any term, condition or provision of this Agreement or the application thereof is judicially or otherwise determined to be invalid or unenforceable, or if the Parties mutually agree in writing to any revision of this Agreement, the remainder of this Agreement and the application thereof will not be affected, except to the extent of any such revision, and this Agreement will otherwise remain in full force and effect. If the absence of any term, condition or provision of this Agreement that has been judicially or otherwise determined to be invalid or unenforceable causes a material adverse change in either the risks or benefits of this Agreement to either Party, then the Parties will negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.

12.4 Rights. Except for the rights expressly provided for in this Agreement, no right or license to any information, materials, inventions, or know-how provided by either Party to the other is granted or implied.

12.5 Assignment and succession. This Agreement and the licenses granted herein are not assignable or transferable by, or subject to succession from, GreenLight to any Third Party without the prior written consent of Bayer; provided, however, such consent will not be unreasonably withheld in connection with a change of Control of GreenLight. The terms and conditions of this Agreement will be binding on and inure to the benefit of the permitted successors, transferees, and assigns of the Parties. Any attempted assignment, transfer, or succession in violation of this Section 12.5 will be null and void.

12.6 Waiver of default. No waiver of any default by either Party will be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. No waiver will be effective unless made in writing with specific reference to the relevant provision of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

12.7 Non-Solicitation. GreenLight agrees that, during the Term, GreenLight shall not, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee, distributor, sales representative, agent or contractor of Bayer to whom GreenLight is given Reasonable Access as well as [***] to leave Bayer for any reason whatsoever, or hire any such person, except for [***]. Notwithstanding the foregoing, you shall be entitled to place public advertising and any response received by you to any such public advertising or subsequent hirings resulting therefrom shall not be considered as a breach of this Section 12.7 as long as you did not otherwise breach your obligations under this Section 12.7 in connection with such public advertising.

12.8 Relationship of Parties. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Bayer and GreenLight as partners in the legal sense. The Parties are independent contractors, and no agency, franchise, joint venture, employment or other similar relationship is intended or created by this Agreement. No Party hereto will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

12.9 Compliance with law. Each Party will comply with all applicable governmental laws, rules and regulations in the performance of its obligations under this Agreement.

12.10 Force Majeure. Either Party may suspend performance of any of its obligations under this Agreement, in whole or in part, without liability to the other Party by promptly notifying the other Party of the nature and estimated duration of the suspension period in the event of: act of God, war, riot, fire, explosion, terrorist action, accident, lack of adequate fuel, power, compliance with governmental requests, laws, regulations, orders or actions, breakage or failure of machinery or apparatus, national defense requirements or any other event, whether or not of the classes enumerated herein, beyond the reasonable control of the Party, or in the event of labor trouble, strike, lockout or injunction (provided that neither Party will be required to settle a labor dispute against its own best judgment), which event renders the performance of the obligation commercially impracticable. The non-performing Party will correct or remove the conditions creating the force majeure event within sixty (60) days, or if such conditions cannot reasonably be corrected or removed within such sixty (60) day period, then the non-performing Party will work diligently to correct or remove such conditions within such sixty (60) days and will complete such correction or removal within one hundred and twenty (120) days (or such longer period of time reasonably required to correct or remove a curable condition) after the force majeure event. If the corrections or removal of the conditions creating the force majeure event are not completed within such one hundred and twenty (120) day period (or such longer period of time reasonably required to correct or remove a curable condition) by the non-performing Party, then the other Party will have the right to terminate this Agreement without penalty.

12.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof. All prior agreements or arrangements, written or oral, between the Parties relating to the subject matter hereof are hereby superseded and merged with this Agreement. This Agreement may not be modified except in writing signed by both Parties.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties. Signatures via facsimile or other electronic means are deemed to be the same as original signatures.

12.13 Notices. All notices and other communications required or permitted under this Agreement shall be deemed to be properly given when in writing, which shall include communications by electronic means (i.e., an electronic transmission), and shall be effective: when delivered, if delivered by hand or reputable courier service; five (5) days after mailing, if mailed by registered or certified mail, postage prepaid and return receipt requested; or on the date sent, if dispatched by electronic transmission; addressed to each Party at the following addresses or such other address as may be designated by notice pursuant to this:

If to Bayer:

Bayer Crop Science LLP

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

Attn.: [***], MNC Relationships and Trait Licensing

w/email to: [***]

w/copy of any notice relating to breach or termination to:

Bayer Crop Science LLP

800 North Lindbergh Boulevard

St. Louis, Missouri 63167

Attn.: [***], US Law Intellectual Property & Licensing Lead

w/ email to: [***]

If to GreenLight Biosciences, Inc.:

GreenLight Biosciences, Inc.

200 Boston Ave, Suite 1000

Medford, MA 02155

Attn.: [***]

w/ email to: [***]

w/copy of any notice relating to breach or termination to:

GreenLight Biosciences, Inc.

200 Boston Ave, Suite 1000

Medford, MA 02155

Attn.: [***]

w/ email to: [***]

Either Party may use for electronic transmission the DocuSign® online document delivery and signature service of Third Party vendor DocuSign, Inc., or such other method of electronic transmission as to which the Parties agree from time to time.

Each Party will be required to provide and maintain an operable address(es) of an electronic nature through which the specified manner of electronic transmission can be accomplished. Such address may be changed by a Party upon notice by hand, courier or mail as described above, or upon notice by electronic transmission.

Notwithstanding that any notice given by electronic transmission is effective on the date of dispatch, a recipient may be required to give acknowledgement of receipt of notice by electronic transmission; provided that the effective date of the notice shall remain as the date of dispatch, not the time of acknowledgement; and further provided that failure of a recipient to acknowledge receipt shall not affect the effectiveness of the notice.

12.14 Further assurances. The Parties will execute and deliver such further documents and do such further acts and things, including amending this Agreement, as may be required to carry out the intent and purpose of this Agreement.

12.15 Legal Fees and costs. Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such costs and expenses.

12.16 Language. All written materials, correspondence, technical information, notices and oral assistance supplied by either Party hereto will be in the English language.

12.17 Third Party beneficiary. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and no other person or entity has any right, benefit, priority or interest under or because of the existence of this Agreement.

12.18 Advice of counsel. GreenLight and Bayer each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement will not be deemed to have been drafted by one Party or another and will be construed accordingly.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the latest date written below.

GreenLight Biosciences Inc.

By:

Print Name: [***]
Title: Chief Executive Officer

Bayer CropScience

By:

Print Name: [***]
Title: Business Development & Licensing

By:

Print Name: [***]
Title: Multinational Accounts & Trait Licensing Manager

Appendix A

(Bee Health Know-how documents in secure electronic data room)

[***].

Appendix B

(Bee Health Patents)

Docket Number	Patent Number	Application Number	Country	Assignee

58862 AU 0000	2008325989	2008325989	Australia	Beeologics Inc.

58862 AU 0001	2015200750	2015200750	Australia	Beeologics, Inc.

58862 AU 0002		2017204098	Australia	Beeologics, Inc.

58862 BR 0000		PI08173672	Brazil	Beeologics Inc.

58862 CA 0000		2704858	Canada	Beeologics Inc.

58862 DE 0000	2222852	088479712	Germany	Beeologics Inc.

58862 DE 0001	2706114	131561839	Germany	Beeologics Inc.

58862 DE 0002	6020080547329	131561854	Germany	Beeologics Inc.

58862 DE 0003	6020080587363	131561805	Germany	Beeologics Inc.

58862 EP 0002	2703489	131561805	Europe	Beeologics Inc.

58862 EP 0003	2703490	131561854	Europe	Beeologics Inc.

58862 EP 0006		182070177	Europe	Beeologics Inc.

58862 FR 0000	2222852	088479712	France	Beeologics Inc.

58862 FR 0001	2706114	131561839	France	Beeologics Inc.

58862 FR 0002	2703490	131561854	France	Beeologics Inc.

58862 FR 0003	2703489	131561805	France	Beeologics Inc.

58862 GB 0000	2222852	088479712	United Kingdom	Beeologics Inc.

58862 GB 0001	2706114	131561839	United Kingdom	Beeologics Inc.

58862 GB 0002	2703490	131561854	United Kingdom	Beeologics Inc.

58862 GB 0003	2703489	131561805	United Kingdom	Beeologics Inc.

58862 HK 0000	1149047	11101987.0	Hong Kong	Beeologics Inc.

58862 IL 0000	205594	205594	Israel	Beeologics, Inc.

58862 IL 0001	240416	240416	Israel	Beeologics, Inc.

58862 IL 0002		254692	Israel	Beeologics, Inc.

58862 IN 0000	279131	1150MUMNP2010	India	Beeologics, Inc.

Docket Number	Patent Number	Application Number	Country	Assignee

58862 IT 0000	2222852	088479712	Italy	Beeologics Inc.

58862 IT 0001	2706114	131561839	Italy	Beeologics Inc.

58862 IT 0002	502018000024784	131561854	Italy	Beeologics Inc.

58862 TR 0000	2222852	088479712	Turkey	Beeologics Inc.

58862 TR 0001	2706114	131561839	Turkey	Beeologics Inc.

58862 TR 0002	2703490	131561854	Turkey	Beeologics Inc.

58862 US 0001	8097712	12222949	United States	Beeologics Inc.

58862 US 0002	8507457	13332430	United States	Beeologics Inc.

58862 US 0003		13932051	United States	Beeologics Inc.

58862 ZA 0000	201003861	201003861	South Africa	Beeologics Inc.

58864 AU 0000		2013248167	Australia	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 BR 0000		BR1120140255008	Brazil	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 CA 0000		2777448	Canada	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics, Inc.

58864 CA 0001		2869831	Canada	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 CL 0000		201402751	Chile	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

Docket Number	Patent Number	Application Number	Country	Assignee

58864 CN 0000	ZL2010800565859	2010800565859	China	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 CN 0001		2013800311146	China	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 CN 0002		2015107517884	China	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 DE 0000	2488646	107798555	Germany	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 EP 0000	2488646	107798555	Europe	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 EP 0002		171883424	Europe	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 FR 0000	2488646	107798555	France	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 GB 0000	2488646	107798555	United Kingdom	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

Docket Number	Patent Number	Application Number	Country	Assignee

58864 IL 0000	219193	219193	Israel	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 IL 0001		235023	Israel	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 IN 0000		2141MUMNP2014	India	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 MX 0000	353880	MXA2012004378	Mexico	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 MX 0001		MXA2014000538	Mexico	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 MX 0002		MXA2014012364	Mexico	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 NZ 0000	700791	700791	New Zealand	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 RU 0000	2658771	2014144498	Russia	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

Docket Number	Patent Number	Application Number	Country	Assignee
58864 UA 0000	116206	a2014012247	Ukraine	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 US 0001	8962584	13446557	United States	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 US 0002	9662348	14606328	United States	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 US 0003		15498008	United States	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58864 ZA 0000	201407343	201407343	South Africa	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.; and Beeologics Inc.

58865 AU 0000	2010244122	2010244122	Australia	Beeologics Inc.

58865 BR 0000		PI10077081	Brazil	Beeologics Inc.

58865 CA 0000		2760883	Canada	Beeologics Inc.

58865 DE 0000	6020100322262	107196206	Germany	Beeologics Inc.

58865 FR 0000	2427180	107196206	France	Beeologics Inc.

58865 GB 0000	2427180	107196206	United Kingdom	Beeologics Inc.

58865 IL 0000	216154	216154	Israel	Beeologics Inc.

58865 IN 0000	312922	9555DELNP2011	India	Beeologics Inc.

58865 MX 0000	352992	MXA2011011839	Mexico	Beeologics Inc.

58865 US 0001	8822426	13318636	United States	Beeologics Inc.

Docket Number	Patent Number	Application Number	Country	Assignee
58865 US 0002	9932579	14474205	United States	Beeologics Inc.

60216 AR 0000		P140104134	Argentina	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 AU 0000	2014341879	Australia	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 BR 0000	BR1120160099630	Brazil	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 CA 0000	2929533	Canada	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 CL 0000	10572016	Chile	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 CN 0000	2014800694294	China	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 EP 0000	148002140	Europe	Beeologics, Inc.

Docket Number	Patent Number	Application Number	Country	Assignee
				Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 IL 0000		245441	Israel	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 IN 0000	201617018026	India	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 MX 0000	MXA2016005778	Mexico	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 NZ 0000	719544	New Zealand	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 RU 0000	2016122053	Russia	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 UA 0000	a201605962	Ukraine	Beeologics, Inc. Monsanto Technology LLC The United States of America, As

Docket Number	Patent Number	Application Number	Country	Assignee

				Represented by the Secretary of Agriculture

60216 US 0001	9540642	14532596	United States	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 US 0002	10100306	15378513	United States	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 US 0003		16125048	United States	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 UY 0000		35817	Uruguay	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60216 ZA 0000		201602878	South Africa	Beeologics, Inc. Monsanto Technology LLC The United States of America, As Represented by the Secretary of Agriculture

60220 AR 0000		P140104591	Argentina	Beeologics, Inc.

60220 AU 0000	2014363992	2014363992	Australia	Beeologics, Inc.

60220 BR 0000	BR1120160133870	Brazil	Beeologics, Inc.

60220 CA 0000	2933527	Canada	Beeologics, Inc.

Docket Number	Patent Number	Application Number	Country	Assignee

60220 CL 0000		14402016	Chile	[***]

60220 CN 0000		2014800748383	China	Beeologics, Inc.

60220 DE 0000	3080147	148219769	Germany	Beeologics, Inc.

60220 EP 0000	3080147	148219769	Europe	Beeologics, Inc.

60220 FR 0000	3080147	148219769	France	Beeologics, Inc.

60220 GB 0000	3080147	148219769	United Kingdom	Beeologics, Inc.

60220 IL 0000		246136	Israel	Beeologics, Inc.

60220 IT 0000	3080147	148219769	Italy	Beeologics, Inc.

60220 MX 0000		MXA2016007676	Mexico	Beeologics, Inc.

60220 NZ 0000		720971	New Zealand	Beeologics, Inc.

60220 RU 0000		2016127297	Russia	Beeologics, Inc.

60220 TR 0000	3080147	148219769	Turkey	Beeologics, Inc.

60220 UA 0000	119253	a201607437	Ukraine	Beeologics, Inc.

60220 US 0002	15103685	United States	Beeologics, Inc.

60220 ZA 0000	201603924	South Africa	Beeologics, Inc.

61478 AR 0000	P160101266	Argentina	Monsanto Technology LLC Beeologics, Inc.

61478 AU 0000	2016257871	Australia	Monsanto Technology LLC Beeologics, Inc.

61478 BR 0000	BR1120170237547	Brazil	Monsanto Technology LLC Beeologics, Inc.

61478 CA 0000	2984907	Canada	Monsanto Technology LLC Beeologics, Inc.

61478 CL 0000	27892017	Chile	Monsanto Technology LLC Beeologics, Inc.

61478 CN 0000	2016800377700	China	Monsanto Technology LLC Beeologics, Inc.

61478 EP 0000	167899400	Europe	Monsanto Technology LLC Beeologics, Inc.

Docket Number	Patent Number	Application Number	Country	Assignee

61478 IL 0000		255401	Israel	Monsanto Technology LLC Beeologics, Inc.

61478 IN 0000		201717043079	India	Monsanto Technology LLC Beeologics, Inc.

61478 MX 0000	MXA2017014215	Mexico	Monsanto Technology LLC Beeologics, Inc.

61478 NZ 0000	737164	New Zealand	Monsanto Technology LLC Beeologics, Inc.

61478 RU 0000	2017141541	Russia	Monsanto Technology LLC Beeologics, Inc.

61478 UA 0000	A201711656	Ukraine	Monsanto Technology LLC Beeologics, Inc.

61478 US 0001	15571697	United States	Monsanto Technology LLC Beeologics, Inc.

61478 UY 0000	36666	Uruguay	Monsanto Technology LLC Beeologics, Inc.

61478 WO 0000	PCTUS2016030579	WIPO	Monsanto Technology LLC Beeologics, Inc.

61478 ZA 0000	201707436	South Africa	Monsanto Technology LLC Beeologics, Inc.

CSM62697 US01	17013330	United States	Monsanto Technology LLC

Appendix C

(Delivery Patents)

[***].

Appendix D

(Insect Control Know-how)

[***].

Appendix E

(Insect Control Patents)

[***]

Appendix F

(Reasonable Access to Bayer employees)

Name of Bayer employee	Primary Expertise	Bayer to allow access to employee through (date)	Total availability (hours)
[***]	Field Trial Design and Delivery + Relationship with beekeepers	12/30/2020	40
[***]	Entomology/bee biology + Historical knowledge of Beeologics experience + Relationship with beekeepers	6/30/2021	40
[***]	Regulatory Studies and Submission dossier	3/31/2021	15
[***]	Regulatory Strategy	3/31/2021	15
[***]	Biostatistics	3/31/2021	15

Total			125